Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 14, 2023 in the Registration Statement on Form F-1/A, under the Securities Act of 1933 (File No. 333- ) with respect to the consolidated balance sheets of SAG Holdings Limited and Subsidiaries (collectively referred to as the “Company”) as of December 31, 2022, the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity and cash flows for the year ended December 31, 2022 and the related notes to the financial statements.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ Audit Alliance LLP

Singapore

April 14, 2023